Exhibit 10.1

FIRST AMENDMENT TO FORBEARANCE AGREEMENT AND
FOURTH LOAN MODIFICATION AGREEMENT

This First Amendment to Forbearance Agreement and Fourth Loan Modification Agreement (this “Agreement”) is entered into as of July 31, 2010, by and among GAMETECH INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), BANK OF THE WEST, a national banking association (“BOW”, and, together with U.S. Bank, the “Lenders” and, each, a “Lender”), and U.S. BANK, in its separate capacity as agent for the Lenders (in such capacity, the “Agent”).

RECITALS

The Borrower, the Lenders and the Agent are parties to a Loan Agreement dated as of August 22, 2008 (as amended by a Loan Modification Agreement dated as of January 28, 2009, a Second Loan Modification Agreement dated as of March 16, 2010 and the Forbearance Agreement defined below, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Borrower executed an Amended and Restated Promissory Note dated June 21, 2010 in favor of U.S. Bank in the original stated amount of $23,000,000 and an Amended and Restated Promissory Note dated June 21, 2010 in favor of BOW in the original stated amount of $15,000,000 (each as amended, restated, replaced, extended or otherwise modified from time to time, a “Term Note” and, collectively, the “Term Notes”), and an Amended and Restated Revolving Promissory Note dated June 21, 2010 in favor of U.S. Bank in the original stated amount of $2,000,000 (as amended, restated, replaced, extended or otherwise modified from time to time, the “L/C Note”, and, together with the Term Notes, the “Notes”).

The Borrower and the Agent are also parties to that certain Forbearance and Third Loan Modification Agreement dated as of June 21, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Forbearance Agreement”).

Pursuant to the terms of the Loan Agreement, the Notes and the other Loan Documents (as defined in the Loan Agreement), the Borrower is obligated to, among other things, make monthly and quarterly payments of principal and interest under the Term Notes on July 31, 2010.  The Borrower has notified the Agent and the Lenders that it is unable to make such payments of principal or interest on the date hereof, and certain Events of Default (as defined in the Loan Agreement) have therefore occurred.

The Borrower has requested that the Agent and the Lenders forbear from taking certain actions available to them on account of such Events of Default and make certain amendments to the Loan Agreement and the Forbearance Agreement.  The Agent and the Lenders are willing to grant the Borrower’s requests pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Loan Agreement or the Forbearance Agreement, as applicable.

2.           Amendments to the Forbearance Agreement.  The Forbearance Agreement is hereby amended as follows:

(a)           Amendment to Section 1 of the Forbearance Agreement (Definitions).  Section 1 of the Forbearance Agreement is hereby amended by amending and restating each of the following definitions:

“Forbearance Period” means the period commencing on the date hereof and ending on the earliest of:

(a)           the occurrence of the Stated Forbearance Termination Date;

(b)           a default of, breach of, or failure to perform any term, covenant or agreement on the part of the Borrower under, this Agreement;

(c)           the occurrence of an Event of Default (other than the Specified Events of Default), or an event that, with giving of notice or passage of time or both, would constitute an Event of Default (other than the Specified Events of Default); or

(d)           the consultant engaged by the Borrower pursuant to Section 14 hereof shall resign or be terminated by the Borrower, or such consultant shall no longer have all of the authority and responsibilities set forth in the Engagement Agreement (as defined in Section 14 hereof).

“Specified Events of Default” means the breach or default of the Borrower under the following provisions of the Loan Documents for the period or as of the date described below:

Section/Covenant	Date/Period	Required Performance	Actual Performance
Section 5.8 of the Loan Agreement	May 2, 2010	Delivery of quarterly financial statements and compliance certificate within 45 days after the end of each fiscal quarter	June 21, 2010
Section 5.12(a) of the Loan Agreement	May 2, 2010	Cash Flow Leverage Ratio of at least 3.75 to 1.00	13.14 to 1.00
Section 5.12(b) of the Loan Agreement	May 2, 2010	Fixed Charge Coverage Ratio of at least 0.95 to 1.00	0.20 to 1.00
Section 5.12(c) of the Loan Agreement	May 2, 2010	Maintain current assets in excess of current liabilities of at least $2,500,000	($18,249,000)
Section 1 of the Term Notes	July 31, 2010	Payment of quarterly installments of principal of the Term Notes in an aggregate amount equal to $1,087,647.06	$0
Section 1 of the Term Notes	July 31, 2010	Payment of monthly installments of interest on the unpaid principal balance of the Term Notes	$0

(b)           Amendment to Section 6 of the Forbearance Agreement (Continued Payment of Interest; Forbearance Fee).  Section 6 of the Forbearance Agreement is hereby amended and restated in its entirety to read as follows:

3.           Deferral of Certain Payments of Principal and Interest; Forbearance Fee.

(a) Effective as of June 15, 2010, and continuing thereafter until the Specified Events of Default are cured or waived to the written satisfaction of the Lenders, all Loans and other Obligations shall bear interest at the Default Rate.

(b) The scheduled payments of principal due on July 31, 2010 under Section 1 of the Term Notes shall be deferred from July 31, 2010 to August 31, 2010 (the “Deferred Principal Payments”), and the scheduled payments of interest on the unpaid principal balance of the Term Notes due on July 31, 2010 under Section 1 of each Term Note shall be deferred from July 31, 2010 to August 31, 2010 (the “Deferred Interest Payments” and, together with the Deferred Principal Payments, the “Deferred Payments”).  All Deferred Payments shall be due and payable on August 31, 2010.  Except for the Deferred Payments, the Obligations shall be due and payable on the dates and in the manner set forth in the Loan Documents and shall not be deferred or delayed.

(c) On the date hereof, the Borrower shall pay to the Agent for the ratable benefit of each Lender in immediately available funds a forbearance fee (the “Forbearance Fee”) in an amount equal to $10,000.  The Forbearance Fee shall be deemed fully earned by the execution and delivery of this Agreement.

(c)           Addition of a new Section 14 to the Forbearance Agreement (Engagement of Consultant).  The Forbearance Agreement is hereby amended by adding a new Section 14 to the end thereof to read as follows:

14.           Engagement of Consultant.  The Borrower shall continue to retain a consultant acceptable to the Borrower, the Agent and the Lenders.  The consultant shall have all of the authority and responsibilities set forth in that certain Agreement for Consulting Services dated as of July 16, 2010 between Borrower and Morris-Anderson & Associates, Ltd. (as amended, restated, supplemented or otherwise modified from time to time, and collectively with the MA&A Work/Project Authorization dated as of July 16, 2010, the “Engagement Agreement”). The Borrower shall not terminate, amend, alter or otherwise change the terms of the Engagement Agreement, whether by execution of an Authorization (as defined in the Engagement Agreement) or otherwise, without the prior written consent of the Agent and the Lenders.

3.           Amendments to the Loan Agreement.  The Loan Agreement is hereby amended as follows:

(a)           Amendments and Additions to the Definitions of the Loan Agreement.  The Definitions contained in the Loan Agreement are amended by adding or amending and restating, as applicable, the following definitions:

“Acknowledgment and Agreement”: Means that certain Acknowledgment and Agreement of Consultant and Obligors dated as of July 30, 2010 by Borrower, each Restricted Subsidiary party thereto, and MorrisAnderson & Associates Ltd. in favor of Agent and its attorneys, officers, agents, employees, successors and assigns, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Copyright Security Agreement”: Means that certain Copyright Security Agreement dated as of July 31, 2010 among Borrower, each Restricted Subsidiary party thereto, and Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Forbearance Agreement”: Means that certain Forbearance Agreement dated as of June 21, 2010 between Borrower and Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement”: Means that certain Limited Subordination and Intercreditor Agreement dated as of April 12, 2010 among Agent, Lenders and BOW (in its separate capacity as lender under the Line of Credit Agreement as therein defined), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Investments”: Means, with respect to any Person, any loan, advance, extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“L/C Note”: Means the Amended and Restated Revolving Promissory Note dated June 21, 2010 in favor of U.S. Bank in the original stated amount of $2,000,000, as the same may be amended, restated, replaced, extended or otherwise modified from time to time.

“Loan Documents”: Means the Notes, the Deed of Trust, this Agreement, the Forbearance Agreement, the Assignments, the Control Agreement, the Securities Account Control Agreement, the IP Security Agreement, the Copyright Security Agreement, the Pledge Agreement, the Security Agreement, the Environmental Indemnity, the Acknowledgment and Agreement, the Intercreditor Agreement, the Guaranty, any Swap Contracts, and any other documents that evidence or secure the Loan, together with amendments to any of the foregoing and supplements thereto executed by Borrower, Guarantor and/or and Agent.

“Note” and Notes”: Means the L/C Note and/or any or all of the Term Notes, as the context requires.

“Pledge Agreement”: Means that certain Pledge Agreement dated as of July 31, 2010 between Borrower and Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Securities Account Control Agreement”: Means that certain Securities Account Control Agreement dated as of July 31, 2010 among Borrower, Agent and the Intermediary as therein defined, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Term Notes”: Means, collectively, the Amended and Restated Promissory Note dated June 21, 2010 in favor of U.S. Bank in the original stated amount of $23,000,000, and the Amended and Restated Promissory Note dated June 21, 2010 in favor of BOW in the original stated amount of $15,000,000, as the same may be amended, restated, replaced, extended or otherwise modified from time to time.

(b)           Amendment to Section 4.15 of the Loan Agreement (Subsidiaries).  Section 4.15 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

4.15           Subsidiaries.  As of July 31, 2010, the only Subsidiaries of Borrower are GameTech Mexico S. de. R.L. de C.V, GameTech Canada Corporation and GameTech Arizona Corporation, and all ownership interest in such Subsidiaries are owned by Borrower free and clear of all security interests of any Person.  All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

(c)           Amendment to Section 5.8 of the Loan Agreement (Providing Financial Information).  Subsection (c) of the first sentence of Section 5.8 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(c) annual audited consolidated financial statements within ninety (90) days of the end of the fiscal year of Borrower, including balance sheets, statements of income, retained earnings and cash flow and supporting schedules reasonably requested by Agent, together with an unqualified opinion for a recognized, independent accounting firm reasonably acceptable to Agent and a certificate of said accountant certifying that, in the course of its examination of Borrower, it has obtained no knowledge of any default or Event of Default or if, in the opinion of such accountant, any default or Event of Default shall exist, stating the nature and status thereof.

(d)           Amendment to Section 5.26 of the Loan Agreement (Additional Guarantors and Obligations to Give Security).  Section 5.26 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

5.26           Additional Guarantors and Obligations to Give Security. At Borrower’s expense, within forty-five (45) days after the formation or acquisition of a Subsidiary that is a Restricted Subsidiary, Borrower shall take all action necessary or reasonably requested by Agent to cause each such Restricted Subsidiary to execute and deliver to Agent a supplement to the Guaranty, the Security Agreement, IP Security Agreement, Copyright Security and each other applicable Loan Document. If Borrower or any Restricted Subsidiary owns any equity interest in any Subsidiary of Borrower, it will execute and deliver to Agent a pledge agreement in a form satisfactory to the Agent, together with such supporting documentation (including without limitation any authorizing resolutions and opinions of counsel) as the Agent may request in order to create a perfected, first-priority security interest in the equity interests in such Subsidiary.

(e)           Amendment to Section 5.27 of the Loan Agreement (Dividends and Distributions).  Section 5.27 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

5.27           Dividends and Distributions. Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividend (except dividends paid in capital stock) or other distribution with respect to any equity interest in the Borrower or any Subsidiary, or any payment (including without limitation any sinking fund or similar deposit) on account of the purchase, redemption, retirement, acquisition, cancellation, withdrawal or termination of any such equity interests in Borrower or any Subsidiary or any option, warrant or other right to acquire any such equity interest in the Borrower or any Subsidiary.

(f)           Addition of new Sections 5.34 through 5.38 of the Loan Agreement (Additional Covenants).  Article V of the Loan Agreement is hereby amended by adding new Sections 5.34, 5.35, 5.36, 5.37 and 5.38 to the end thereof to read as follows:

5.34           Transactions with Affiliates.  Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including without limitation the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favor to Borrower or such Subsidiary than Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

5.35           Investments.  Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation loans and advances to, and other Investments in, Subsidiaries) or commitments therefor, or to become or remain a partner in any partnership or joint venture, except existing Investments in Subsidiaries and other Investments in existence on July 31, 2010 and described in Schedule 5.35 hereto.

5.36           Acquisitions.  Borrower will not, nor will it permit any Subsidiary to, make any transaction, or any series of related transactions, consummated on or after July 31, 2010, by which Borrower or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

5.37           Capital Expenditures.  Borrower will not, nor will it permit any Subsidiary to, make, or be committed to make, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and its Subsidiaries as prepared in accordance with GAAP; provided, however, that the Borrower may make expenditures, in an aggregate amount not to exceed $250,000 per fiscal year, in connection with the purchase or acquisition of gaming equipment (and the related parts thereof) for purposes of leasing such equipment to customers in the ordinary course of its business.

5.38           Notice of Event of Default.  Borrower will, and will cause each Subsidiary to, give notice in writing to the Agent, promptly and in any event within three days after an officer of Borrower obtains knowledge thereof, of the occurrence of any default or Event of Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

(g)           Addition of new Section 7.16 of the Loan Agreement (Indemnifications).  Article VII of the Loan Agreement is hereby amended by adding a new Section 7.16 to the end thereof to read as follows:

7.16           Indemnification.  Borrower hereby agrees to indemnify Agent, Lenders, their respective affiliates, and each of their respective past and present officers, directors, shareholders, attorneys, agents, and employees against all losses, claims damages, penalties, judgments, liabilities and expenses (including without limitation all expenses of litigation or preparation therefor) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.  The obligations of Borrower under this Section 7.16 shall survive termination of this Agreement.

(h)           Amendment to Section 8.2 of the Loan Agreement (Resignation of Agent; Removal).  Subsection (b) of Section 8.2 of the Loan Agreement is amended and restated in its entirety to read as follows:

(b)           In the case of any of the events described in Section 8.2(a), (1) the Majority Lenders shall have the right to appoint a successor Agent, provided, however, that the resigning Agent shall be entitled to appoint a successor agent if the Majority Lenders have not appointed a successor Agent within thirty (30) days after the date the resigning Agent gave notice of resignation; (2) upon a successor’s acceptance of appointment (and assumption of Agent’s obligations hereunder arising after the date of such appointment), the successor will thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent; (3) upon the effectiveness of any resignation or removal, the resigning or removed Agent will thereupon be discharged from the duties and obligations of Agent which thereafter arise under this Agreement or any of the other Loan Documents; and (4) any resigning Agent shall have the benefit of any indemnities provided in this Agreement and the other Loan Documents.  If Agent has resigned or been removed and no successor Agent has been appointed, Lenders may perform all of the duties of Agent hereunder, and Borrower, Guarantor and each other Person, as applicable, shall make payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with Lenders.

(i)           Amendment to Section 8.9(a) of the Loan Agreement (Permitted Assignments).  Section 8.9(a) of the Loan Agreement is amended and restated in its entirety to read as follows:

(a)           Permitted Assignments.  Any Lender may, upon the prior approval of Agent, assign all or a portion of its respective Commitment Percentage of the Loan to any Person (such Person, an “Assignee Lender”), which assignment shall create privity of contract between such Assignee Lender and the Borrower and make such Assignee Lender a “Lender” for all purposes under the Loan Documents.  Such assignment shall be made pursuant to an Assignment and Assumption Agreement or in such other form reasonably acceptable to the Agent.

(j)           Addition of new Schedule 5.35 to the Loan Agreement (Investments).  The Loan Agreement is amended by adding, as Schedule 5.35 thereto, Schedule 5.35 to this Agreement.

4.           Acknowledgments of the Borrower. The Borrower acknowledges and agrees that (a) the Loan Agreement, the Notes and the other Loan Documents are the valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, (b) the Borrower’s obligations under the Loan Agreements, the Notes and the other Loan Documents, including but not limited to the Borrower’s obligation to pay and perform the Obligations, are subject to no defense, offset or counterclaim of any kind, and (c) the Specified Events of Default have occurred and continue to exist, and the Agent and the Lenders are accordingly entitled to, among other things, exercise their rights and remedies available under the Loan Documents.  The Borrower acknowledges that, by entering into this Agreement, the Agent and the Lenders have agreed to forbear from exercising certain rights and remedies on account of the Specified Events of Default, but that nothing in this Agreement shall constitute a waiver of any such Specified Event of Default or of any other breach, default or Event of Default.

5.           Release of Agent and Lenders. The Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured, known or unknown, liquidated, fixed or contingent, or direct or indirect.

6.           Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a)           The Borrower has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement and to perform its obligations under this Agreement, the Loan Agreement as amended by this Agreement, the Forbearance Agreement as amended by this Agreement, and the other Loan Documents to which the Borrower is a party.  This Agreement, the Loan Agreement as amended by this Agreement, the Forbearance Agreement as amended by this Agreement and the other Loan Documents to which the Borrower is a party have been duly and validly executed and delivered to the Agent by the Borrower, and this Agreement, the Loan Agreement as amended by this Agreement, the Forbearance Agreement as amended by this Agreement and the other Loan Documents to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms.

(b)           The execution, delivery and performance by the Borrower of this Agreement, the Loan Agreement as amended by this Agreement, the Forbearance Agreement as amended by this Agreement, and the other Loan Documents to which the Borrower is a party have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate the Borrower’s organizational documents or any provision of any law, rule, regulation or order presently in effect having applicability to the Borrower, or (iii) result in a breach of, or constitute a default under, any indenture or agreement to which the Borrower is a party or by which the Borrower or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article IV of the Loan Agreement and in the other Loan Documents are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate to (i) the Specified Events of Default or (ii) solely to an earlier date, in which case such representations and warranties were correct on and as of such date.

7.           Conditions Precedent. This Agreement shall be effective only if the Agent has received each of the following, each in form and substance acceptable to the Agent in its sole discretion:

(a)           this Agreement, duly executed by the Borrower;

(b)           an Acknowledgment and Agreement of the Guarantors, duly executed by each Guarantor;

(c)           the Acknowledgment and Agreement, duly executed by the Borrower, the Guarantors and MorrisAnderson & Associates Ltd.;

(d)           a true and complete copy of the Engagement Agreement, duly executed by the parties thereto;

(e)           the Copyright Security Agreement, duly executed by the Borrower and each Guarantor;

(f)           the Pledge Agreement, duly executed and completed by the Borrower;

(g)           the Securities Account Control Agreement, duly executed by the parties thereto;

(h)           a Perfection Certificate, duly executed and completed by the Borrower;

(i)           payment to the Agent of $10,000 in immediately available funds to the Agent, which amendment fee shall be for the pro rata account of the Lenders, together with payment of all fees and expenses then due and payable pursuant to Section 9 hereof; and

(j)           a Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of directors of the Borrower approving the execution and delivery of this Agreement; (ii) the fact that the certificate of incorporation and bylaws of the Borrower, which were certified and delivered to the Agent pursuant to the most recent certificate of secretary or assistant secretary given by the Borrower to the Lender, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered; and (iii) certifying that the officers and agents of the Borrower who have been certified to the Agent, pursuant to the certificate of secretary or assistant secretary given by the Borrower to the Agent as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Agreement and all other documents, agreements and certificates on behalf of the Borrower.

8.           Continuing Effect.  Except as expressly set forth herein, all terms of the Forbearance Agreement, the Loan Agreement and the other Loan Documents remain in full force and effect. This Agreement does not constitute (a) a waiver or excuse of any payment required under the Loan Agreement or under any of the other Loan Documents, (b) a waiver of any breach, default or Event of Default (including without limitation the Specified Events of Default) under the Loan Agreement or the other Loan Documents, or (c) except as expressly set forth in Section 2 of the Forbearance Agreement, an agreement to forbear from action on account of any existing or future breach, default or Event of Default.  No failure or delay on the part of the Agent or the Lenders in exercising any right, power or remedy, whether hereunder or under any other document in its favor, shall operate as a waiver thereof; nor shall any single or partial exercise of such right preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies contained herein and under the other documents in favor of the Agent and the Lenders are cumulative and not exclusive of any remedies provided by law or by any Loan Document.

9.             Costs and Expenses.  The Borrower hereby reaffirms its agreement under Section 5.4 of the Loan Agreement to pay or reimburse the Agent and the Lenders on demand for all costs and expenses (including without limitation the charges and disbursements of outside counsel to the Agent or any Lender, determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges the Agent or any Lender in certain matters) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof.

10.           Miscellaneous.  This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior oral negotiations or agreements.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.  This Agreement shall be binding upon and shall accrue to the benefit of the parties and their successors and assigns.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement, taken together, shall constitute but one and the same instrument.  Section and paragraph headings contained herein are for reference only.  Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Signature page follows

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

GAMETECH INTERNATIONAL, INC., as Borrower

By:	/S/ Bill Fasig
	Name:	Bill Fasig
	Title:	Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Agent and as a Lender

By:	/S/ U.S. BANK NATIONAL ASSOCIATION
Name:
Title:

BANK OF THE WEST, as a Lender

By:	/S/ BANK OF THE WEST
Name:
Title: